UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 6
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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May 19, 2016

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Re:	WNC Housing Tax Credit Fund VI, L.P., Series 6, a California limited partnership
(the “Partnership”)

Link to Consent Solicitation: http://www.wncinc.com/Downloads/Investor/Proxies/NF66.pdf

Dear Registered Rep:

Please know that a Consent Solicitation Statement dated May 13, 2016 (the “Solicitation”) was sent to your client(s) and other limited partners in the Partnership (the “Limited Partners”) in regard to a proposed sale of the Partnership’s remaining two assets: interests in Cotton Mill Elderly Living Center, L.P., an Illinois limited partnership (“Cotton Mill”) and Summer Wood Ltd., an Alabama limited partnership (“Summer Wood”). (Cotton Mill and Summer Wood are referred to below as “Local Limited Partnerships,” the Partnership’s interests therein are referred to below as “Local Limited Partnership Interests,” and the real properties of the Local Limited Partnerships are referred to below as “Apartment Complexes.”)

In the aggregate, the original Limited Partners have received a net Federal tax credit return of approximately 105.25% of invested capital.

On such date as the last asset of the Partnership is sold, the Partnership would be dissolved (the “Dissolution”). Upon Dissolution, the Partnership would be wound up, and thereafter the Partnership would be terminated and cease to exist (the “Termination”).

The Managing General Partner (“MGP”) is recommending the Solicitation for the following reasons:

•	A sale or the Dissolution may allow Limited Partners to use their unused passive losses.
•	The Dissolution and Termination will eliminate the need for Limited Partners to include on their individual tax returns Schedule K-1 activity with respect to the Partnership.
•
The Apartment Complexes no longer produce tax credits, which was a principal benefit of investing in the Local Limited Partnerships. Cotton Mill and Summer Wood are the last remaining Local Limited Partnerships.

•	It is now possible to sell an Apartment Complex or Local Limited Partnership Interest without a recapture of prior tax credits.
•
The appraised values of the Apartment Complexes as set forth in the most recent appraisal reports or updates thereof are described in the Solicitation. The Cotton Mill and Summer Wood Apartment Complexes are considered to be significantly underwater.

714.662.5565 714.708.8498 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com

•
After payment of its obligations, including obligations previously written off the financial statements but still owed to the MGP, the Partnership is expected to have insufficient cash to pay its current obligations. The Partnership has no source of income to pay its expenses. Neither Cotton Mill nor Summer Wood pays distributions or fees to the Partnership. The Partnership is dependent on the willingness of the MGP to fund the payment of Partnership expenses.

•
The mortgage of Cotton Mill matured in January 2016. The lender is continuing to accept monthly payments based on the anticipation that the mortgage will be refinanced after the Partnership sells the Cotton Mill Local Limited Partnership Interest and the general partner of Cotton Mill sells the general partner interest in Cotton Mill.

•
The Partnership was intended only to hold its investments for a single cycle of acquisition, generation of credits and disposition, and the Partnership LPA does not permit the Partnership to raise additional equity capital or to make new capital investments. Accordingly, the Partnership cannot make capital improvements or otherwise invest to continue its ownership of either Local Limited Partnership to generate any additional economic benefit from future tax credits.

•	Each Apartment Complex is aging and the need for capital improvements and upgrades exists or may arise.
•	Maintenance and administrative expenses associated with an aging Apartment Complex may increase.

If you have any questions please contact Investor Services by phone or email at investorservices@wncinc.com

Best regards,

/s/ DENIM MERCADO

Denim Mercado
Investor Services Manager

CLIENT LIST: «Merged»